EXHIBIT 10.16.1
AMENDMENT NO. 1
TO THE
MONSANTO COMPANY DEFERRED PAYMENT PLAN
(Amended and Restated Effective December 8, 2008)
     WHEREAS, Monsanto Company (“Company”) previously adopted the Monsanto Company Deferred Payment Plan (Amended and Restated Effective December 8, 2008) (the “Plan”); and
     WHEREAS, the Company, acting through the Internal People Committee or its delegate, has reserved the right to amend the Plan pursuant to Section 9 thereof; and
     WHEREAS, the Company wishes to amend the Plan (i) to provide special deferral rules for participants entering into change of control agreements with the Company, consistent with the requirements of section 409A of the Internal Revenue Code, and (ii) to specify the matching contribution rate that applies to deferrals under the Plan;
     NOW, THEREFORE, effective as of August 27, 2009, the Plan shall be amended as follows:
     1. The definition of “Deferred Compensation” in Section 4 of the Plan shall be amended by deleting the phrase “a Participant elects to defer” contained therein and replacing it with the phrase “is deferred.”
     2. The definition of “Matching Contribution Equivalents” in Section 4 of the Plan shall be amended to read as follows:
     ““Matching Contribution Equivalents” means each of the following: (a) 60 percent of the amount of a Participant’s Deferred Compensation for a year that is not in excess of seven percent of Eligible Compensation; and (b) the product of the Discretionary Percentage determined by the Company under the SIP Plan for the year and the Participant’s Deferred Compensation for the year that is not in excess of 10 percent (or such other percentage determined by the Company under the SIP Plan for the year) of Eligible Compensation. Such matching amounts shall be determined without regard to the Participant’s deferral rate under the Monsanto Company Savings and Investment Plan or the Monsanto Company ERISA Parity Savings and Investment Plan.”
     3. The definition of “Payment Date” in Section 4 of the Plan shall be amended by deleting the phrase “if it had not been subject to a Deferral Election” at the end thereof and replacing it with the phrase “if not subject to deferral under this Plan.”
     4. The following new terms and definitions shall be added in the appropriate places, based on alphabetical ordering, in Section 4 of the Plan:
     ““Automatic Deferral Compensation” means (a) in the case of a Participant who first becomes a Change of Control Participant in 2009, the Participant’s Eligible Compensation paid in 2010 and (b) in the case of a

Participant who first becomes a Change of Control Participant in a year after 2009, the Participant’s Eligible Compensation paid in the period beginning on the date on which the Participant first becomes a Change of Control Participant and ending on the last day of the next following year (e.g., if a Participant becomes a Change of Control Participant on November 1, 2010, the Participant’s Automatic Deferral Compensation shall include his Eligible Compensation paid in the period beginning on November 1, 2010 and ending on December 31, 2011).”
     ““Automatic Deferral Rate” means the following deferral rate (which may based on a percentage and/or dollar amount): (a) in the case of a Participant who first becomes a Change of Control Participant in 2009, the deferral rate that applied with respect to the Participant’s Eligible Compensation paid in 2009; and (b) in the case of a Participant who first becomes a Change of Control Participant in a year after 2009, the deferral rate that applied with respect to the Participant’s Eligible Compensation paid in the year immediately prior to the year in which the Participant became a Change of Control Participant.”
     ““Automatic Delivery Date” means the following time or times (which shall be determined in accordance with the applicable Date Certain Election or Retirement Election, as the case may be): (a) in the case of a Participant who first becomes a Change of Control Participant in 2009, the time or times at which the Participant’s Deferred Compensation for 2009 is scheduled to be paid; and (b) in the case of a Participant who first becomes a Change of Control Participant in a year after 2009, the time or times at which the Participant’s Deferred Compensation for the year immediately prior to the year in which the Participant became a Change of Control Participant is scheduled to be paid, subject, in each case, to the provisions of Section 7.”
     ““Change of Control Participant” means a Participant who enters into a Change of Control Employment Security Agreement with the Company.”
     5. Section 5 of the Plan shall be amended by substituting “August” for “December” in the third sentence thereof.
     6. Section 5 of the Plan shall be further amended by adding the following new paragraph at the end thereof:
     “Notwithstanding anything in the foregoing to the contrary, in the case of a Participant who first becomes a Change of Control Participant in a year, such Participant’s Automatic Deferral Compensation shall not be subject to a Deferral Election or Delivery Election. Instead, such Participant’s Automatic Deferral Compensation shall be subject to deferral at the Automatic Deferral Rate and shall be delivered to the Participant (together with any interest and/or dividend equivalents credited thereto) at the Automatic Delivery Date; provided, however, that to the extent that the Automatic Delivery Date would occur before the Payment Date, such Automatic Deferral Compensation shall not be subject to deferral under the Plan, but instead paid to the Participant on the Payment Date. A Participant shall have the opportunity to elect in writing, upon a form provided by the Company and in accordance with procedures established by the Company, whether any Automatic Deferred Compensation deferred under the Plan will be credited to the Participant’s Cash Account or the Participant’s Stock Unit Account, or a combination of both. If a Participant fails to make an investment election with respect to any Automatic Deferral Compensation, such Automatic Deferral Compensation shall be credited to the Participant’s Cash Account.”
     7. Section 6(e) of the Plan shall be amended to read as follows:
     “(e) Matching Contribution Equivalents. A Participant’s Deferral Account shall be credited with Matching Contribution Equivalents as of the date the relevant matching contribution with respect to the Participant’s Deferred Compensation would have been paid to the trustee under the Monsanto Company Savings and Investment Plan or the Monsanto Company ERISA Parity Savings and Investment Plan, as applicable, had there been no deferral under this Plan. Matching Contribution Equivalents shall be credited to the Participant’s Cash Account or Stock Unit Account, or a combination thereof, in accordance with the manner in which such Deferred Compensation is credited in accordance with Section 5.”
     8. Section 7(a)(i) of the Plan shall be amended by adding the following sentence at the end thereof:
“Any Automatic Deferral Compensation deferred under this Plan shall be paid (with interest and/or dividend equivalents credited thereto) at the Automatic Delivery Date, subject to the following provisions of this Section 7 regarding payment in the event of Termination of Employment, death, financial hardship and other early payment events permitted by Code Section 409A.”
     9. Except as otherwise expressly set forth in this Amendment No. 1 to the Plan, all other provisions of the Monsanto Company Deferred Payment Plan (Amended and Restated Effective December 8, 2008) shall remain in full force and effect.